Exhibit 99.1

REVEL AC, INC. ANNOUNCES EXTENSION OF EXCHANGE OFFER

REVEL BEACH, ATLANTIC CITY, N.J. – (BUSINESS WIRE) (November 14, 2012) – Revel AC, Inc. (the “issuer”) announced today that it has extended its offer to exchange its outstanding 12% Second Lien Notes due 2018 for 12% Second Lien Notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “Exchange Offer”).

The Exchange Offer, previously scheduled to expire at 5:00 p.m., New York City time, on November 13, 2012, will now expire at 5:00 p.m., New York City time, on November 14, 2012, unless further extended by the issuer.

All other terms and conditions of the Exchange Offer will remain in full force and effect. The terms and conditions of the Exchange Offer are set forth in a prospectus dated October 15, 2012. Copies of the prospectus and related letter of transmittal may be obtained from the exchange agent, U.S. Bank National Association, Exchange Agent, 60 Livingston Avenue, St. Paul, Minnesota 55107, Attention: Specialized Finance Dept. or (800) 934-6802.

The new notes are substantially identical to the notes for which they are being exchanged, except that the new notes will be registered under the Securities Act of 1933, as amended, and, as a result, the transfer restrictions and registration rights provisions applicable to the original notes will not apply to the new notes.

As of 5:00 p.m., New York City time, on November 13, 2012, approximately $361.5 million in aggregate principal amount of the 12% Second Lien Notes due 2018 had been validly tendered and not withdrawn in the Exchange Offer. This amount represents approximately 98.8% of the outstanding 12% Second Lien Notes due 2018.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell any securities. The Exchange Offer is being made only pursuant to a prospectus dated October 15, 2012 and the related letter of transmittal, and only to such persons and in such jurisdictions as is permitted under applicable law.

Forward-Looking Statements

This release contains forward-looking statements about the issuer, including those related to the offering of notes and whether or not the issuer will consummate the offering. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by the issuer. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuer’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the issuer’s financial results is included in the issuer’s filings with the Securities and Exchange Commission. The issuer is not under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

Contacts

Media:
Maureen Siman, 609-572-6412
msiman@revelentertainment.com